Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
General Mills, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated July 28, 2005 with respect to the consolidated financial statements and the accompanying financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the annual report on Form 10-K for the fiscal year ended May 29, 2005 of General Mills, Inc.

/s/   KPMG LLP

Minneapolis, Minnesota
January 20, 2006